UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

November 15, 2005

Date of Report (Date of earliest event reported)

Intellisync Corporation

(Exact name of registrant as specified in its charter)

Delaware	0-21709	77-0349154
(State or other jurisdiction	(Commission File Number)	(I.R.S. Employer
of incorporation)		Identification No.)

2550 North First Street, Suite 500, San Jose, California 95131
(Address of principal executive offices, including zip code)

(408) 321-7650

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01: ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

Merger Agreement

On November 15, 2005, Intellisync Corporation (the “Company”) entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Nokia Inc., a Delaware corporation (“Parent”), and Jupiter Acquisition Corporation, a Delaware corporation and wholly owned subsidiary of Nokia Inc. (“Merger Sub”).  Under the Merger Agreement, Merger Sub would be merged with and into the Company (the “Merger”), the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation (the “Surviving Corporation”) and as a wholly-owned subsidiary of Parent.

Pursuant to the Merger Agreement, at the effective time of the Merger, each issued and outstanding share of common stock, par value $0.001 per share, of the Company (“Common Stock”) issued and outstanding immediately prior to the effective time, other than Common Stock held by the Company, Parent or any of their wholly-owned subsidiaries, or any stockholders who are entitled to and properly exercise appraisal rights under Delaware law, shall be automatically converted into the right to receive $5.25 in cash per share, without interest.

The Merger is conditioned upon, among other things, the adoption of the Merger Agreement by the stockholders of the Company pursuant to applicable law, the termination or expiration of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, the termination or expiration of the applicable waiting periods of antitrust laws of certain foreign jurisdictions and other conditions.

The foregoing description of the Merger Agreement does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement, which is attached as Exhibit 2.01 to this Current Report on Form 8-K and is incorporated herein by reference.

Voting and Other Agreements

Concurrently with the execution of the Merger Agreement, each director and officer of the Company entered into a voting agreement (the “Voting Agreement”) with Parent pursuant to which such director or officer agreed to vote his or her Common Stock in favor of approving and adopting the Merger Agreement and the Merger.  Also, simultaneously with the execution of the Merger Agreement, certain key employees of the Company entered into employment-related or consulting agreements with Parent (which contain non-competition and non-solicitation provisions), which agreements will take effect as of the effective time of the Merger.

The foregoing description of the Voting Agreement does not purport to be complete and is qualified in its entirety by reference to the form of Voting Agreement, which is attached as Exhibit 10.42 of this Current Report on Form 8-K and is incorporated herein by reference.

Amendment to Rights Agreement

In connection with the Merger Agreement, the Company and Computershare Investor Services LLC entered into Amendment No. 2 to the Preferred Shares Rights Agreement, dated November 15, 2005 (the “Rights Amendment”), to the Preferred Shares Rights Agreement, dated as January 13, 2003, as amended by Amendment No. 1 to Preferred Shares Rights Agreement, dated March 1, 2004 (together the “Rights Agreement”). The effect of the Rights Amendment is to permit the Merger and the other transactions contemplated by the Merger Agreement to occur without triggering any distribution or adverse event under the Rights Agreement. In particular, neither Parent, Merger Sub nor any of their affiliates or associates shall be deemed to be Acquiring Persons (as defined in the Rights Agreement) solely as a result of the approval, execution, delivery or performance of the Merger Agreement or the consummation of the Merger or the other transactions contemplated thereby.

A copy of the Rights Amendment is attached hereto as Exhibit 4.4 and is incorporated herein by reference. The foregoing description of the Rights Amendment is qualified in its entirety by reference to the full text of the Rights Amendment.

Additional Information and Where to Find It

The Company intends to file a proxy statement on Schedule 14A more fully describing the merger transaction involving the Company and Parent.  The proxy statement will be mailed to the stockholders of the Company.  The Company’s stockholders are urged to read the proxy statement and other relevant materials when they become available because they will contain important information about the acquisition and the Company. Investors and security holders may obtain free copies of these documents (when they are available) and other documents filed with the Securities and Exchange Commission (the “SEC”) at the SEC’s web site at www.sec.gov. In addition, investors and security holders may obtain free copies of the documents filed with the SEC by the Company by going to the Company’s Investor Relations page on its corporate website at http://www.intellisync.com/investors.

In addition, the Company and its officers and directors may be deemed to be participants in the solicitation of proxies from the Company’s stockholders with respect to the acquisition. A description of any interests that the Company’s officers and directors have in the acquisition will be available in the proxy statement.

ITEM 9.01:  FINANCIAL STATEMENTS AND EXHIBITS.

(d)  Exhibits.

2.01	Agreement and Plan of Merger, dated as of November 15, 2005, by and among Nokia Inc., Jupiter Acquisition Corporation and Intellisync Corporation.

4.4

Amendment No. 2, dated November 15, 2005, to the Rights Agreement, dated as of January 13, 2003, as amended by Amendment No. 1, dated March 1, 2004, by and between Intellisync Corporation and Computershare Investor Services LLC, as Rights Agent (incorporated herein by reference from Exhibit 4.4 of the Registration Statement on Form 8-A filed with the SEC on November 16, 2005)

10.42	Form of Voting Agreement, dated November 15, 2005, among Intellisync Corporation, Nokia Inc., and certain parties

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 17, 2005	INTELLISYNC CORPORATION
By:
/s/ Woodson Hobbs
Woodson Hobbs
President and Chief Executive Officer
(Principal Executive Officer)